November 22, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street N.W.
Washington, DC  20549

Dear Sirs/Madams:

We have read and agree with the comments in the second, third and fourth paragraphs in Item 4 of TECHNE Corporation's Form 8-K dated November 18, 2002. We have no basis for agreeing or disagreeing with the comments in the first and fifth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP